Exhibit 10.01

Fairchild Semiconductor International, Inc.

Description of Non-employee Director Compensation as of 25 May 2016

Non-Employee Directors

Cash retainer

$60,000 per year

For all purposes of this program, unless otherwise provided, “year” refers to the director’s annual term of office, which is approximately May to May. Partial year service will be prorated.

All cash payments under this program (including annual retainer and committee fees) will be paid in installments semi-annually, in May and November of each calendar year, except that, during the pendency of the acquisition by ON Semiconductor Corporation announced November 18, 2015, cash compensation for the period following May 2016 will be paid in installments approximately quarterly, upon the direction of the board of directors.

Meeting fees	None

Committee membership fee (for non-chair members only)	Audit committee: $10,000 per year Other committees: $5,000 per committee per year

Committee chair fee	Audit committee: $25,000 per year Other committees: $15,000 per year

Lead independent director fee	$10,000 per year in addition to all other fees

Innovation Liaison Role	$10,000 per year in addition to all other fees

Equity awards

10,000 RSUs upon initial election subject to 3-year vesting

(full-vesting upon retirement after age 65, or after age 55 if age plus years of service equals 65 or more).

10,000 RSU annual grant (prorated for partial year service) subject to 1-year vesting, except that, during the pendency of the acquisition by ON Semiconductor Corporation announced November 18, 2015, directors will receive quarterly grants of 2,500 RSUs in respect of the period following May 2016, upon the direction of the board of directors (full-vesting upon retirement after age 65, or after age 55 if age plus years of service equals 65 or more).

Directors may elect to defer RSU awards - settlement must occur on earliest of:

•    End of board service

•    Death

•    Disability

•    Fixed date occurring at least 3 years after grant, as chosen by director at time of grant

Subject to non-employee director stock ownership guidelines.

All Directors

Expense reimbursement	All directors are reimbursed for travel expenses incurred in the performance of their duties as a director.